THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORISED REPRESENTATIVE OF THE CDS CLEARING AND DEPOSITORY SERVICES INC. ("CDS") TO BANK OF AMERICA CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORISED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORISED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS AN INTEREST HEREIN.  THIS CERTIFICATE IS ISSUED PURSUANT TO A MASTER LETTER OF REPRESENTATIONS OF BANK OF AMERICA CORPORATION TO CDS, AS SUCH LETTER MAY BE REPLACED OR AMENDED FROM TIME TO TIME.

NEITHER THE HOLDER NOR ANY BENEFICIAL OWNER OF THIS GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED	CAD500,000,000

NUMBER R-1	CUSIP: 060505 DE1
ISIN: CA060505DE15
Common Code: 030345100
ORIGINAL ISSUE DATE: May 30, 2007
MATURITY DATE: May 30, 2017
INTEREST RATE: 5.15% per annum
INTEREST PAYMENT DATES: May 30 and November 30 of each year, beginning November 30, 2007
RECORD DATES: May 15 and November 15 immediately prior to the relevant Interest Payment Date

BANK OF AMERICA CORPORATION
5.15%  SUBORDINATED NOTES, DUE MAY 2017

BANK OF AMERICA CORPORATION, a Delaware corporation (herein called the "Corporation," which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CDS & CO., or its registered assigns, the principal sum of FIVE HUNDRED MILLION CANADIAN DOLLARS (CAD500,000,000) on May 30, 2017 (except to the extent redeemed or repaid prior to that date).  The Corporation will pay interest on such principal amount in equal semi-annual installments in arrears on each Interest Payment Date.  Interest shall be payable commencing on the first Interest Payment Date succeeding the Original Issue Date and on each Interest Payment Date thereafter and on the Maturity Date.  If the Corporation shall default in the payment of interest due on an Interest Payment Date, then this Note shall bear interest from the next preceding Interest Payment Date for which interest has been paid, or, if no interest has been paid on the Notes, from the Original Issue Date.

Interest on this Note will accrue at the Interest Rate from the Original Issue Date until the principal amount is paid or duly provided for and will be computed as described in this Note.  Interest payable on this Note on any Interest Payment Date or on the Maturity Date will include interest accrued from, and including, the preceding Interest Payment Date for which interest has been paid or duly provided for (or from, and including, the Original Issue Date if no interest has been paid or duly provided for, as the case may be) to, but excluding, such Interest Payment Date or Maturity Date, as the case may be.  If any Interest Payment Date falls on a day that is not a Business Day (as defined below), such Interest Payment Date shall be the following day that is a Business Day (and no interest will accrue as a result of that postponement); and if the Maturity Date falls on a day that is not a Business Day, principal or interest payable with respect to such Maturity Date will be paid on the next Business Day with the same force and effect as if made on such Maturity Date, and no additional interest shall accrue for the period from and after such Maturity Date.  Interest will be calculated using Actual/Actual (Canadian Compound Method), which means, when calculating interest due on any Interest Payment Date for a full semi-annual interest period, the day count fraction will be 30/360, and, when calculating interest for any interest period that is shorter than a full semi-annual interest period, the day count fraction will be Actual/365 (Fixed).

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business on the Record Date for such Interest Payment Date, whether or not a Business Day.  "Business Day" means any weekday that is not a legal holiday in New York, New York, U.S.A. or Charlotte, North Carolina, U.S.A. or in Toronto, Ontario, Canada and is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed.

The principal of and interest on this Note are payable in immediately available funds in such coin or currency of Canada as at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Paying Agent (as defined below) in Toronto, Ontario, Canada, or such other places that the Corporation shall designate as provided in such Indenture; provided, however, that interest may be paid, at the option of the Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes.  Notwithstanding the preceding sentence, payments of principal of and interest payable on the Maturity Date will be made by wire transfer of immediately available funds to a designated account maintained in Canada upon (i) receipt of written notice by the Paying Agent from the registered holder hereof not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to BNY Trust Company of Canada, as "Paying Agent," at its corporate trust offices located at 4 King Street West, Suite 1101, Toronto, Ontario, Canada M5H 1B6.  Any interest not punctually paid or duly provided for shall be payable as provided in such Indenture.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under such Indenture or be valid or obligatory for any purpose.
                                                                                       2

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

BANK OF AMERICA CORPORATION

By: _______________________________
Title: Senior Vice President
[SEAL]

ATTEST:

By:______________________
Assistant Secretary

                                                                                     3

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:  May 30, 2007

THE BANK OF NEW YORK TRUST
COMPANY, N.A., as Trustee

By:__________________________
Authorized Signatory

                                                                                  4

[Reverse of Note]

BANK OF AMERICA CORPORATION
5.15%  SUBORDINATED NOTES, DUE MAY 2017

This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount issued and to be issued under an Indenture dated as of January 1, 1995 (as supplemented from time to time, the "Indenture") between the Corporation and The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York and herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee and the holders of the Notes (as defined herein), and the terms upon which the Notes are, and are to be, authenticated and delivered.  The series of which this Note is a part also is designated as the Corporation's 5.15% Subordinated Notes, due May 2017 (herein called the "Notes"), initially in the principal amount of CAD500,000,000.  The amount of Notes of this series may be increased by the Corporation in the future.  The Trustee initially shall act as Security Registrar and Authenticating Agent in connection with the Notes, and BNY Trust Company of Canada shall act as Paying Agent for the Notes.

THE INDEBTEDNESS OF THE CORPORATION EVIDENCED BY THE NOTES, INCLUDING THE PRINCIPAL THEREOF AND INTEREST THEREON, IS, TO THE EXTENT AND IN THE MANNER SET FORTH IN THE INDENTURE, SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ITS OBLIGATIONS TO HOLDERS OF SENIOR INDEBTEDNESS, AS DEFINED IN THE INDENTURE, AND EACH HOLDER OF THE NOTES, BY THE ACCEPTANCE HEREOF, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS OF THE INDENTURE.

The Notes are not subject to any sinking fund.

The provisions of Section 14.02 and Section 14.03 of the Indenture do not apply to the Notes.

Subject to the exceptions and limitations set forth below, the Corporation will pay additional amounts to the beneficial owner of this Note that is a Non-United States person in order to ensure that every net payment on this Note will not be less, due to payment of United States withholding tax, than the amount then otherwise due and payable.  For this purpose, a "net payment" means a payment by the Corporation or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States (other than a territory or a possession).  These additional amounts will constitute additional interest on this Note.

The Corporation will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

                                                                                5

(1)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note:

(a)  having a relationship with the United States as a citizen, resident or otherwise;

(b)  having had such a relationship in the past; or

(c)  being considered as having had such a relationship.

(2)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note:

(a)  being treated as present in or engaged in a trade or business in the United States;

(b)  being treated as having been present in or engaged in a trade or business in the United States in the past;

(c)  having or having had a permanent establishment in the United States; or

(d)  having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note being or having been a:

(a)  personal holding company;

(b)  foreign personal holding company;

(c)  private foundation or other tax-exempt organization;

(d)  passive foreign investment company;

(e)  controlled foreign corporation; or

(f)   corporation which has accumulated earnings to avoid U.S. federal income tax.

(4)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of this Note owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Corporation's stock entitled to vote;

(5)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by

                                                                                         6

 reason of the beneficial owner of this Note being a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, "beneficial owner" includes, without limitation, a holder and a fiduciary, settlor, partner, member, shareholder or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6)        Additional amounts will not be payable to any beneficial owner of this Note that is:

(a)  a fiduciary;

(b)  a partnership;

(c)  a limited liability company;

(d)  another fiscally transparent entity; or

(e)  not the sole beneficial owner of this Note, or any portion of this Note.

However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment.

(7)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner of this Note or any other person to comply with applicable certification, identification, documentation or other information reporting requirements.  This exception to the obligation to pay additional amounts will apply only if compliance with such reporting requirements is required as a precondition to exemption from such tax, assessment or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on this Note by the Corporation or any paying agent.

(9)        Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

                                                                                    7

(10)      Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of this Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11)      Additional amounts will not be payable if a payment on this Note is reduced as a result of any:

(a)  estate tax;

(b)  inheritance tax;

(c)  gift tax;

(d)  sales tax;

(e)  excise tax;

(f)   transfer tax;

(g)  wealth tax;

(h)  personal property tax; or

(i)   any similar tax, assessment or other governmental charge.

(12)      Additional amounts will not be payable if a payment on this Note is reduced as a result of any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on this Note if such payment can be made without such withholding by any other paying agent.

(13)      Additional amounts will not be payable if a payment on this Note is reduced as a result of any combination of items (1) through (12) above.

"Non-United States Person" means any holder of any Notes other than a United States person.  A "United States Person" means:

(i)      any individual who is a citizen or resident of the United States;

(ii)     any corporation, partnership or other entity created or organized in or under the laws of the United States;

(iii)    any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

(iv)       any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust;

                                                                                 8

"United States" means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

Subject to the provisions of Article III of the Indenture, the Notes of this series may be redeemed at the option of the Corporation in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days' notice to the Trustee and the holders of the Notes, if the Corporation has or may become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations after May 23, 2007.

Prior to the publication of any notice of redemption, the Corporation shall deliver to the Trustee a certificate signed by the Chief Financial Officer or a Senior Vice President of the Corporation stating that the Corporation is entitled to effect such redemption and setting forth a statement of facts showing the conditions precedent to the right to redeem.

Notes so redeemed will be redeemed at 100% of their principal amount together with interest accrued up to (but excluding) the date of redemption.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register or registry books of the Corporation relating to the Notes, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge will be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

The Corporation hereby certifies that CDS & Co., 85 Richmond Street West, 3rd Floor, Toronto, Ontario, Canada M5H 2C9, has been, at the date hereof, entered in the Security Register as the holder of this Note in the aforesaid principal amount. The rights and benefits evidenced by this Note and title to the document only pass upon due registration in the Security Register and only a holder so registered is entitled to receive payments in respect of this Note.

This Note may be exchanged in whole, but not in part (free of charge), for security-printed definitive notes ("Definitive Notes") (on the basis that all the appropriate details have been included on the face of such Definitive Notes) only if (i) CDS is unwilling or unable to continue to hold this Note in book entry only form, (ii) CDS ceases to be a recognized clearing agency under the Securities Act (Ontario) or other applicable Canadian securities legislation and a successor is not appointed by the Corporation, or (iii) if the Corporation duly notifies CDS that it desires or is required to replace this Note with Notes in definitive form.

                                                                                      9

Subject as aforesaid, CDS or its registered assigns, acting on the instructions of any holder of an interest in the Note, this exchange will be made upon presentation of this Note by the registered holder hereof on any day (other than a Saturday or Sunday) on which banks are open for business in New York City at the office of the Trustee.  The aggregate principal amount of Definitive Notes issued upon an exchange of this Note will be equal to the aggregate principal amount of this Note submitted by the registered holder hereof for exchange.  Upon the occurrence of these events, in accordance with the terms of the Indenture, the Corporation shall deliver the relevant Definitive Note(s) to the Trustee for authentication and delivery to or to the order of CDS in exchange for this Note.

On an exchange of the whole of this Note, this Note shall be surrendered to the Trustee.

Until the exchange of the whole of this Note as aforesaid, the registered holder hereof in all respects shall be entitled to the same benefits as if he were the holder of Definitive Notes (on the basis that all appropriate details have been included on the face of such Definitive Notes).

Prior to due presentment for registration of transfer of this Note, the Corporation, the Trustee, the Paying Agent and any agent of the Corporation may treat the person in whose name this Note is registered as the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Corporation, the Trustee, the Paying Agent nor any such agent of the Corporation shall be affected by notice to the contrary.

Notwithstanding any provision to the contrary contained in this Global Note, the holder of this Global Note shall be the only person entitled to receive payments in respect of the Notes represented by this Global Note and the Corporation will be discharged by payment to, or to the order of, the holder of this Global Note in respect of each amount so paid.  Each of the persons shown in the records of CDS as the beneficial holder of a particular principal amount of Notes represented by this Global Note must look solely to CDS for his share of each payment so made by the Corporation to, or to the order of, the holder of this Global Note.  No person other than the holder of this Global Note shall have any claim against the Corporation in respect of any payments due on this Global Note.

The Notes are issuable only as registered notes without coupons in denominations of CAD100,000 and whole multiples of CAD1,000 in excess of CAD100,000.  As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of notes of different authorized denominations, as requested by the holder surrendering the same.

If an Event of Default (defined in the Indenture as certain events involving the bankruptcy of the Corporation) shall occur with respect to the Notes, the principal of, interest accrued on, and other amounts then payable on, the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.  THERE IS NO RIGHT OF ACCELERATION PROVIDED IN THE INDENTURE IN CASE OF A DEFAULT IN THE PAYMENT OF INTEREST OR THE PERFORMANCE OF ANY OTHER COVENANT BY THE CORPORATION.

                                                                                       10

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66⅔% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

The Notes of this series shall be dated the date of their authentication.

All terms used in this Note which are not defined herein, but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Notes are being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture or in this Note.  The book-entry system maintained by CDS will evidence ownership of the Notes, with transfers of ownership effected on the records of CDS and its participants pursuant to rules and procedures established by CDS and its participants.  The Corporation will recognize CDS & Co., as nominee of CDS, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal, premium, if any, and interest, notices, and voting.  Transfers of the principal, premium, if any, and interest to beneficial owners of the Notes by participants of CDS will be the responsibility of such participants and other nominees of such beneficial owners.  So long as the book-entry system is in effect, the selection of any Notes to be redeemed will be determined by CDS pursuant to rules and procedures established by CDS and its participants.  The Corporation will not be responsible or liable for such transfers or payments or for maintaining, supervising, or reviewing the records maintained by CDS, its participants, or persons acting through such participants.

                                                                                       11

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM‑‑	as tenants in common
TEN ENT‑‑	as tenants by the entireties
JT TEN‑‑	as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT‑‑	............................Custodian..............................
(Cust) (Minor)
Under Uniform Gifts to Minors Act
.........................................................
(State)

Additional abbreviations may also be used though not in the above list.

__________________________________

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING ZIP CODE, OF ASSIGNEE]

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

Please Insert Social Security or Other

Identifying Number of Assignee: ______________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _____________________________________ Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated: _______________________               _________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.